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                                                                    Exhibit 21.1


   Name of subsidiaries        State of incorporation     Percent Owned
 ------------------------------------------------------------------------

Travelscape, Inc.            Delaware, USA                        100.0%

Expedia.com Limited          London, United Kingdom               100.0%

Expedia.com GmbH             Munich, Germany                      100.0%

Expedia s.a.                 Brussels, Belgium                    100.0%

Expedia Canada Corp.         Ottawa, Canada                       100.0%